REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Magic Promotion, Inc. and
   Movietime Entertainment, Inc.

We have audited the accompanying historical supplemental pooled balance sheets of Magic Promotion, Inc. and Movietime Entertainment, Inc. (the Company) as of December 31, 1995 and 1994, and the related historical supplemental pooled statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the historical supplemental pooled financial position of Magic Promotion, Inc. and Movietime Entertainment, Inc. at December 31, 1995 and 1994, and the historical supplemental pooled results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                            Ernst & Young LLP

September 13, 1996
Miami, Florida

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

                  HISTORICAL SUPPLEMENTAL POOLED BALANCE SHEETS

                                                         DECEMBER 31
                                                            1995
                                                          ---------
ASSETS
Current assets:
   Cash and cash equivalents                             $  739,422
   Accounts receivable                                    1,107,451
   Notes receivable from affiliates                         159,520
   Preproduction costs, net                               1,508,314
   Other current assets                                     353,463
                                                          ---------
Total current assets                                      3,868,170

Property and equipment, net                               1,237,218
Investments in partnerships                                 199,677
Advances and deposits                                       293,850
Deferred costs                                              207,823
Management agreements, net                                  364,415
                                                          ---------
Total assets                                             $6,171,153
                                                          =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities              $1,112,742
   Short-term debt                                        1,128,138
   Due to affiliates                                        695,401
   Current maturities of long-term debt                     137,870
                                                          ---------
Total current liabilities                                 3,074,151

Long-term debt, less current maturities                     392,699
Minority interests                                        1,496,453
Commitments and contingencies

Stockholders' equity:
   Common stock, $1 par value:100 shares
     authorized; 100 shares issued and outstanding              100
   Additional paid-in capital                               172,512
   Retained earnings                                      1,035,238
                                                          ---------
Total stockholders' equity                                1,207,850
                                                          ---------
Total liabilities and stockholders' equity               $6,171,153
                                                          =========

SEE ACCOMPANYING NOTES.

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

               HISTORICAL SUPPLEMENTAL POOLED STATEMENTS OF INCOME

                                    YEAR ENDED DECEMBER 31
                                            1995
                                        ------------

Revenues:
   Production                           $ 31,638,078
   Promotion                               6,668,672
   Merchandising                           1,160,519
   Other                                   1,237,126
                                        ------------
                                          40,704,395

Operating expenses:
   Talent and other show                  33,346,544
   Salaries, wages and benefits            1,351,312
   Cost of goods sold                        408,697
   General and administrative              1,393,605
                                        ------------
                                          36,500,158

Income from operations                     4,204,237

Other income (expense):
   Interest income                           108,427
   Interest expense                          (65,318)
   From investments in noncombined
     productions                             418,679
   Minority interests                     (1,688,531)
                                        ------------

Net income                                 2,977,494

Pro forma adjustment for income taxes     (1,318,378)
                                        ------------

Pro forma net income                    $  1,659,116
                                        ============

SEE ACCOMPANYING NOTES.



                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

                         HISTORICAL SUPPLEMENTAL POOLED

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                               ADDITIONAL
                                    COMMON       PAID-IN       RETAINED
                                    STOCK        CAPITAL       EARNINGS        TOTAL
                                 -----------   -----------   -----------    -----------
Balances, December 31, 1992      $       100   $    50,174   $   562,640    $   612,914
Distributions                           --            --      (1,748,626)    (1,748,626)
Net income                              --            --       2,176,676      2,176,676
                                 -----------   -----------   -----------    -----------
Balances, December 31, 1993      $       100        50,174       990,690      1,040,964
Distributions                           --            --      (1,356,901)    (1,356,901)
Net income                              --            --       1,916,991      1,916,991
                                 -----------   -----------   -----------    -----------
Balances, December 31, 1994      $       100        50,174     1,550,780      1,601,054
Contribution of net assets              --         122,338          --          122,338
Distributions                           --            --      (3,493,036)    (3,493,036)
Net income                              --            --       2,977,494      2,977,494
                                 -----------   -----------   -----------    -----------
Balances, December 31, 1995      $       100   $   172,512   $ 1,035,238    $ 1,207,850
                                 ===========   ===========   ===========    ===========

SEE ACCOMPANYING NOTES.



                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

             HISTORICAL SUPPLEMENTAL POOLED STATEMENTS OF CASH FLOWS

                                             YEAR ENDED DECEMBER 31
                                                      1995
                                                  -----------
OPERATING ACTIVITIES

Net income                                        $ 2,977,494
Adjustments to reconcile net income to net
   cash provided by operating activities:

     Depreciation and amortization                  2,380,890
     Write-down of investment in
       partnerships
                                                      101,994
     Minority interests                             1,688,531
     (Increase) decrease in:
       Accounts receivable                           (582,279)
       Other current assets                          (282,335)
       Preproduction costs                         (2,690,538)
       Advances and deposits                          (74,532)
     Increase (decrease) in:
       Accounts payable and accrued
       liabilities                                   (988,351)
                                                  -----------
Net cash provided by operating activities           2,530,874

INVESTING ACTIVITIES
Purchase of property and equipment                   (959,137)
Investments in partnerships                           150,665
Notes receivable from affiliates                      300,537
Investment in management and booking
  agreements                                          (41,914)
                                                  -----------
Net cash used by investing activities                (549,849)


                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

       HISTORICAL SUPPLEMENTAL POOLED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                YEAR ENDED DECEMBER 31
                                                        1995
                                                     -----------

FINANCING ACTIVITIES
Due to affiliates                                    $   608,901
Proceeds of borrowings                                 1,731,326
Repayment of borrowings                                 (264,985)
Payment of deferred costs                               (113,361)
Distributions to minority interests                   (2,740,158)
Capital contributions from minority
   interests                                           1,125,774
Distributions                                         (3,493,036)
                                                     -----------
Net cash used by financing activities                 (3,145,539)
                                                     -----------
Net (decrease) increase in cash and
   cash equivalents                                   (1,164,514)
Cash and cash equivalents at
   beginning of year                                   1,903,936
                                                     ===========
Cash and cash equivalents at
   end of year                                       $   739,422
                                                     ===========

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION

Cash paid during the year for interest               $    60,488
                                                     ===========
NON-CASH INVESTING AND FINANCING ACTIVITIES
Contribution of assets, net of liabilities
   assumed of                                        $    37,162
                                                     ===========
Distribution of notes receivable
   from affiliates                                   $   809,563
                                                     ===========

SEE ACCOMPANYING NOTES.

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

          NOTES TO HISTORICAL SUPPLEMENTAL POOLED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

The historical supplemental pooled financial statements include the assets, liabilities and operations of Magic Promotion, Inc. and Movietime Entertainment, Inc. (collectively, the Company). All significant intercompany balances and transactions have been eliminated in the historical supplemental pooled financial statements.

The historical supplemental pooled financial statements have been prepared for purposes of presenting the historical pooled results of Magic Promotion, Inc. and Movietime Entertainment, Inc., as a result of the acquisition of Movietime by Magicworks Entertainment Incorporated, as discussed in Note 10.

NATURE OF OPERATIONS OF CONSOLIDATED SUBSIDIARIES

Magic Promotion, Inc. and Magic Promotions, Inc. (collectively Magic) were formed in 1984 and 1993, in the states of Ohio and Florida, respectively, as S-Corporations to produce and promote live theatrical entertainment and to provide ancillary services including merchandising and transportation. Magic is owned by Messrs. Marsh, Marshall and Bechdel. Magic owns a 50.0% interest in The Judas Company (Judas), a 57.1% interest in Dolliko and a 77.88% interest in the Impossible Touring Company (Impossible) and a 33.33% interest in the Ain't Misbehavin' Company (Ain't Misbehavin), four general partnerships involved in equity and non-equity theatrical production which commenced operations during 1993 and 1994. In October 1995, Impossible commenced a new show with Magic owning a 77.88% interest. The Company has included the accounts of Judas, Dolliko and Impossible in its combined financial statements as the stockholders exercise significant control over operating and financial policies of these general partnerships. The interests of Ain't Misbehavin, Judas, Dolliko and Impossible not owned by Magic are presented as minority interests in the combined financial statements. Promotion revenues from Ain't Misbehavin, Judas, Dolliko and Impossible included in the supplemental pooled statements of income were $4,930,471, $3,075,627, and $5,081,851 in 1995, 1994 and 1993,
respectively.

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

    NOTES TO HISTORICAL SUPPLEMENTAL POOLED FINANCIAL STATEMENTS (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NATURE OF OPERATIONS OF CONSOLIDATED SUBSIDIARIES (CONTINUED)

Movietime Entertainment, Inc. (Movietime) was formed on May 24, 1995 in the state of Florida as an S-Corporation to develop and operate interactive phone systems that provide telephone advertising information and ticketing services to the motion picture industry. Movietime has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning, raising capital, research and development and markets for its products. During 1996, Movietime commenced its planned principal operations.

On August 10, 1995, certain stockholders contributed equipment with an agreed-upon market value of $159,500 and accounts payable of $37,162 to Movietime in exchange for shares of common stock.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and investments in short-term highly liquid financial instruments, primarily time deposits and money market accounts, with original maturities of three months or less. Due to the short maturity period of the cash equivalents, the carrying amount of these instruments approximates their fair values.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost less accumulated depreciation. Property and equipment are depreciated using the straight-line method over the estimated useful lives of 10 years for leasehold improvements, 3 to 7 years for furniture and equipment and 10 years for vehicles.

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

    NOTES TO HISTORICAL SUPPLEMENTAL POOLED FINANCIAL STATEMENTS (CONTINUED)


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT (CONTINUED)

Repairs of property and equipment and minor replacements and renewals are charged to maintenance expense, which is included in general and administrative expenses, as incurred.

PREPRODUCTION COSTS

Preproduction costs consist mainly of rehearsal salaries, set design and construction expenditures incurred prior to the first performance of the theatrical productions. These costs are amortized over the terms of the respective shows, which range from 12 to 24 months.

DEFERRED COSTS

Deferred costs consist mainly of professional fees incurred in connection with the proposed private offering of debt and equity securities by the Company (see
Note 10). The costs associated with the private offering which totaled $207,823 and $94,462 at December 31, 1995 and 1994, respectively, will be deducted from the net proceeds of the private offering or accounted for as deferred financing costs based on the types of securities sold.

MANAGEMENT AGREEMENTS

Management agreements consist primarily of the cost to acquire certain booking rights and the rights. Those costs are being amortized over the terms of the respective agreements. Amortization expense related to these agreements amounted to $63,333, $29,166 and $7,500, for 1995, 1994 and 1993, respectively.
Accumulated amortization was $99,999 and $36,666 at December 31, 1995 and 1994, respectively.

REVENUES

Revenues are recognized when earned, which is generally at the time of the theatrical performance or entertainment events. Cash received in advance of a performance is reflected in other current liabilities in the accompanying balance sheets.

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

    NOTES TO HISTORICAL SUPPLEMENTAL POOLED FINANCIAL STATEMENTS (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUES (CONTINUED)

The Company provides an allowance for losses on accounts receivable based on a monthly review of the outstanding receivables and evaluation of their collectibility.

The Company's revenues are primarily derived from the production and promotion of live theater throughout the United States, Canada and Mexico. Changes in the entertainment preferences of the general populations could affect the Company's future revenues.

INCOME TAXES

The Company and its shareholders have elected to be treated as either S-Corporations under Subchapter S of the Internal Revenue Code or are general partnerships. As such, the stockholders or partners include their proportionate share of the Company's income in their respective tax returns.

Upon completion of the transaction discussed in Note 10, the Company will become subject to state and U.S. corporate income tax.

The accompanying combined statements of operations include pro forma adjustments for income taxes which would have been recorded had the Company been subject to federal and state corporate income taxes, based on the tax laws in effect during those periods and statutory rates applied to pre-tax accounting income.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

    NOTES TO HISTORICAL SUPPLEMENTAL POOLED FINANCIAL STATEMENTS (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

   Cash and short-term debt - carrying amounts of these items are a reasonable estimate of their fair value.

   Long-term debt - interest rates currently available to the Company either fluctuate with the prime rate of the lending institution or are comparable to current market rates, and thus their carrying value approximates fair value.

INVESTMENTS IN PARTNERSHIPS

The Company has limited partnership and joint venture interests, ranging from 1% to 10%, in various theatrical productions. Because the Company does not exercise significant influence over the operating and financial policies of these productions, these investments are carried in the accompanying combined balance sheets at cost and income is only recognized when received in the form of distributions.

The Company has four joint venture interests ranging from 25% to 35%, in various seasonal productions. Because of the short-term nature of these productions, the investments are carried in the accompanying combined balance sheets at cost and revenue is recognized using the cost recovery method, whereby no income is recognized until the investment is recouped.

ADVERTISING EXPENSE

The cost of advertising is expensed as incurred. The Company incurred approximately $5,200,000, $4,000,000 and $8,100,000 in advertising expense for the years ended December 31, 1995, 1994 and 1993, respectively, which is included in talent and other show operating expenses in the accompanying supplemental pooled statements of income.

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

    NOTES TO HISTORICAL SUPPLEMENTAL POOLED FINANCIAL STATEMENTS (CONTINUED)

2. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1995 and 1994 consist of the following:

                                                        1995             1994
                                                     ----------       ----------
Leasehold improvements                               $   64,444       $   64,444
Furniture and equipment                                 208,398           44,949
Vehicles                                              1,254,646          299,458
Vehicle under capital lease                             198,500          198,500
                                                     ----------       ----------
                                                      1,566,488          607,351
Less accumulated depreciation and
   amortization                                         488,770          412,118
                                                     ----------       ----------
Property and equipment, net                          $1,237,218       $  195,233
                                                     ==========       ==========

3. SHORT-TERM DEBT

Short-term debt consists of the following at December 31, 1995:

$350,000 unsecured demand promissory
   note, interest at prime rate charged
   by Society National Bank plus 3/4%,
   principal and interest due monthly.
   Guaranteed by certain stockholders
   of the Company.                                                   $   340,982

$500,000 unsecured commercial demand
   note, interest at prime rate
   charged by National City Bank plus
   1.0%, principal and interest due
   quarterly. Guaranteed by certain
   stockholders of the Company.                                          435,156

$400,000 note payable, principal and interest due at 10%, principal and interest due monthly, collateralized by vehicles.

                                                                         352,000
                                                                       ---------
Total short-term debt                                                 $1,128,138
                                                                       =========

The weighted average interest rate on the short-term debt was 9.58% as of December 31, 1995.

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

    NOTES TO HISTORICAL SUPPLEMENTAL POOLED FINANCIAL STATEMENTS (CONTINUED)


4. LONG-TERM DEBT

Long-term debt consists of the following at December 31:

                                                            1995          1994
                                                          --------      --------

10.90% note payable, principal and interest
   due monthly through May 2000
   Collateralized by vehicle                              $120,627      $   --

10.75% note payable, principal and interest
   due monthly through August 1999
   Collateralized by vehicle                               148,610          --

10.75% note payable, principal and interest
   due monthly through October 2000
   Collateralized by vehicle                               166,807          --

7.5% unsecured note payable, principal and
   interest due monthly through December
   1994. Personally guaranteed by certain
   stockholders of the Company                                --          50,000

9.0% note payable, principal and interest
   due monthly through October 1997
   Collateralized by a vehicle                              53,747        81,286

Capital lease obligation payable in monthly installments through September 1997 including interest imputed at a rate of
   10%, collateralized by a vehicle                         40,778        61,080
                                                          --------      --------
                                                           530,569       192,366
Less current maturities                                    137,870        97,882
                                                          ========      ========
Total long-term debt                                      $392,699      $ 94,484
                                                          ========      ========

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

    NOTES TO HISTORICAL SUPPLEMENTAL POOLED FINANCIAL STATEMENTS (CONTINUED)


4. LONG-TERM DEBT (CONTINUED)

Scheduled maturities of long-term debt are as follows:

         Year Ending December 31:
         1996                                            $137,870
         1997                                             136,874
         1998                                             105,710
         1999                                             100,275
         2000                                              49,840
                                                         --------
         Total maturities of long-term debt              $530,569
                                                         ========

5. MANAGEMENT AGREEMENTS

The Company entered into management agreements with Niko Associates (Niko) for daily general operations management during the entire periods of production of Dolliko, Judas and Impossible. Management fees are calculated based on fixed weekly fees ranging from $2,000 to $5,000 per performance week plus the reimbursement of certain overhead related costs. Management fees paid by the Company to Niko amounted to $309,498, $238,408 and $191,300 in 1995, 1994 and
1993, respectively, and are reflected in talent and other show expenses in the accompanying statements of income.

6. EMPLOYEE BENEFIT PLANS

Effective January 1, 1988, Magic initiated a Money Purchase Plan and Trust (the
Plan) for all full-time employees who have completed one year of service and are at least 21 years of age. Magic contributes an amount not to exceed 25% of the participating employee's compensation or $30,000. In addition, the Plan permits Magic to make additional discretionary contributions to the Plan. Total contributions to the Plan by Magic were $65,000, $66,446 and $20,268 in 1995, 1994 and 1993, respectively. Employees vest in the Company's discretionary contributions at the rate of 20% per year upon completion of two years of service.

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

    NOTES TO HISTORICAL SUPPLEMENTAL POOLED FINANCIAL STATEMENTS (CONTINUED)


7. LEASES

The Company leases office space from affiliated (See Note 8) and non-affiliated entities under operating lease agreements which extend through December 31, 1997. The following is a schedule of approximate future minimum lease payments required under such non-cancelable operating leases at December 31, 1995:

         Year Ending December 31:
         1996                                         $37,515
         1997                                          37,515
                                                      -------
         Total minimum lease payments                 $75,030
                                                      =======

Rent expense amounted to $41,111, $36,914 and $21,676 for the years ended December 31, 1995, 1994 and 1993, respectively, and is included in general and administrative expenses in the accompanying combined statements of income.

8. RELATED PARTY TRANSACTIONS

In the normal course of its business, the Company conducts business with entities related through common ownership.

The Company has entered into two three-year noncancelable operating leases for office space with related entities. The Company is required to pay taxes, maintenance, insurance and utility costs. Payments under these leases totaled $41,111, $36,914 and $21,676 in 1995, 1994 and 1993, respectively.

The Company has notes receivable from entities controlled by certain Stockholders with an outstanding balance, including accrued interest, of $159,520 and $460,057 at December 31, 1995 and 1994, respectively. Interest income related to these receivables totaled $84,520, $28,589 and $-0- in 1995, 1994 and 1993, respectively. These unsecured notes, which can be extended with prior written notice, bear interest at prime plus 2.9% and are due in 1996.

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

    NOTES TO HISTORICAL SUPPLEMENTAL POOLED FINANCIAL STATEMENTS (CONTINUED)


8. RELATED PARTY TRANSACTIONS (CONTINUED)

The Company has payables due to companies affiliated by common ownership with an aggregate outstanding balance, including accrued interest, of $405,158 at December 31, 1995. These amounts bear interest at prime plus 2.9% and are due upon demand. Interest expense related to these borrowings totaled $4,830 for the year ended December 31, 1995.

The Company has payables due to certain stockholders with an outstanding balance (including accrued interest), of approximately $265,243 and $86,500 at December 31, 1995 and 1994, respectively. These payables bear no interest and have no stated repayment terms.

The Company received a noninterest bearing advance in the amount of $25,000 from a stockholder. The advance is due upon demand.

The Company has entered into an agreement with an entity controlled by certain stockholders which provided for the exclusive booking during the entire periods of production of Judas, Impossible, Dolliko and Ain't Misbehavin. Booking expense related to these agreements was $400,800, $403,000 and $306,250 for 1995, 1994 and 1993, respectively, and is reflected in talent and other show expenses in the accompanying statement of income.

9. COMMITMENTS AND CONTINGENCIES

The Company has royalty and employment agreements with certain authors, actors, directors and choreographers and their respective unions. These agreements are generally one to three years in length and provide for minimum compensation levels. These agreements may include incentive bonuses based upon specified goals. The aggregate commitment for future salaries and royalties, excluding bonuses, as of December 31, 1995 was approximately $2,480,000, which will be paid during 1996.

In October 1994, a former independent contractor filed a complaint against Judas in the Common Pleas Court of Philadelphia County seeking consequential damages of $5,000,000 arising from the termination of an employment contract by Judas. A court date has not been set. Management of Judas believes that the lawsuit is without merit, and that the outcome of this suit will not have a material adverse effect on the Company's combined financial condition or results of operations.

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

    NOTES TO HISTORICAL SUPPLEMENTAL POOLED FINANCIAL STATEMENTS (CONTINUED)


9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation has been threatened by a former financial advisor to the Company with respect to an alleged contract with the Company that provided that such individual would receive the right to purchase 5% of the equity in the Company at a discount upon consummation of a public financing. The Company believes that it was fraudulently induced to enter into such contract, and that, in any event, the alleged contract was terminated under circumstances in which the individual is not entitled to any compensation. The Company believes that if the individual commences an action, his claims will be without merit. The Company intends to vigorously defend any suit that the defendant might bring in the future based on the contract and the Company may pursue its own action for declaratory judgment.

The Company has employment agreements with two of its executives which expire on May 25, 1997. The agreements provide for incentive bonuses based upon specified goals. The aggregate commitment for future salaries, excluding bonuses, as of December 31, 1995 was approximately $192,000.

On December 20, 1995, the Company entered into a service agreement with a vendor (the Vendor) to supply voice mail information services. The agreement calls for an initial fee of $34,950 payable on or before January 31, 1996. The agreement also requires a minimum subscription of thirty movie theaters to each of the Vendor's fifteen service centers. If the Company does not satisfy such obligation, Movietime shall pay the Vendor $175 per subscriber under the minimum requirement, as defined in the agreement.

10. SUBSEQUENT EVENTS

On July 30, 1996, the Company, along with other entities affiliated through common ownership, became wholly-owned subsidiaries of Magicworks Entertainment, Incorporated, (Magicworks), through a stock exchange transaction. Contemporaneous with this transaction, Magicworks consummated a $10 million private placement offering of units consisting of unsecured senior convertible notes and common stock. Also, contemporaneous with these transactions, Magicworks merged with and into Shadow Wood Corporation, an inactive public company.

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

                            MAGIC PROMOTION, INC. AND
                          MOVIETIME ENTERTAINMENT, INC.

    NOTES TO HISTORICAL SUPPLEMENTAL POOLED FINANCIAL STATEMENTS (CONTINUED)



10. SUBSEQUENT EVENTS (CONTINUED)

On August 28, 1996, Magicworks entered into a merger agreement with Movietime whereby Magicworks issued 1,999,999 shares of its common stock in exchange for all issued and outstanding common stock of Movietime. As a result, Movietime became a wholly-owned subsidiary of Magicworks. This transaction has been accounted for as a pooling of interests.

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